UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FireEye, Inc.

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Management Succession and Related Compensatory Arrangements

On May 5, 2016, FireEye, Inc. (“FireEye”) announced the implementation of its senior management succession plan pursuant to which, effective as of June 15, 2016 (the “Transition Date”), (i) David DeWalt, currently FireEye’s Chief Executive Officer and Chairman of the Board, will transition to the role of Executive Chairman of the Board of FireEye and step down as Chief Executive Officer, (ii) Kevin Mandia, FireEye’s current President, will transition to the role of Chief Executive Officer of FireEye and step down as President, (iii) Travis Reese, currently FireEye’s President of Mandiant Consulting and iSIGHT Intelligence, will transition to the role of FireEye’s President, and (iv) Michael Berry, currently Executive Vice President and Chief Financial Officer of FireEye, will assume the role of FireEye’s Chief Operating Officer in addition to his current roles.

Mr. Reese, age 44, has been with FireEye since its acquisition of Mandiant Corporation, or Mandiant, in December 2013. From the date of FireEye’s acquisition of Mandiant, he served as the President of FireEye’s Mandiant Consulting business and assumed the additional role of President of FireEye’s Mandiant Consulting and iSIGHT Intelligence upon FireEye’s acquisition of iSIGHT Partners, Inc. in January 2016. Prior to joining FireEye, Mr. Reese had been with Mandiant from April 2006 to December 2013, where he started as the Vice President of Federal and culminated as the President and Chief Operating Officer. From May 2000 to April 2006, Mr. Reese was a Vice President at Aegis Research Corporation which later became a business unit of ManTech International through an acquisition in August 2002. Prior to Aegis Research Corporation, Mr. Reese spent ten years in the United States Air Force from 1990 to 2000, as a Special Agent with the United States Air Force Office of Special Investigations (AFOSI). Mr. Reese completed the Harvard Business School’s Finance for Senior Executives program in 2010. Mr. Reese holds a B.S. in Criminal Justice from Wayland Baptist University.

In connection with the appointments described above, FireEye’s Board of Directors granted to each of Messrs. Mandia, Reese and Berry (i) an award of restricted stock units (“RSUs”) pursuant to FireEye’s 2013 Equity Incentive Plan and (ii) an award of restricted stock units with performance-based vesting (“PSUs”) pursuant to FireEye’s 2013 Equity Incentive Plan. Messrs. Mandia and Reese were each granted RSUs covering 125,000 shares of FireEye’s common stock, and PSUs covering a target of 125,000 shares of FireEye’s common stock. Mr. Berry was granted RSUs covering 50,000 shares of FireEye’s common stock, and PSUs covering a target of 50,000 shares of FireEye’s common stock. Each award of RSUs will vest in four equal annual installments, with the first installment for each such award scheduled to vest on (1) June 15, 2017, in the case of Messrs. Mandia and Reese and (2) May 15, 2017, in the case of Mr. Berry. Each award of PSUs will vest, subject to the achievement of a FireEye billings-related performance target for fiscal year 2016, in four equal annual installments, with the first installment for each such award scheduled to vest on February 15, 2017. The awards are subject to the terms and conditions of the related restricted stock unit award agreements.

Transition of Founder to Board-Only Role

On May 4, 2016, Ashar Aziz, FireEye’s Founder, Chief Strategy Officer and Vice Chairman of the Board, notified FireEye of his decision to transition to a Director-only role and step down as FireEye’s Chief Strategy Officer and Vice Chairman of the Board, effective immediately. Mr. Aziz remains a member of FireEye’s Board of Directors.